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                                                                   Exhibit 10.1

                                TECO ENERGY GROUP
                           DEFERRED COMPENSATION PLAN

                Crediting Contributions and Earnings to Accounts
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                  Pursuant to Action of Compensation Committee
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                                October 10, 2001

     Pursuant to action of the Compensation Committee of the Board of Directors of TECO Energy, Inc., the following methods, procedures and limitations apply to crediting contributions and earnings to members' accounts under the TECO Energy Group Deferred Compensation Plan.

     1. Earnings credited based on interest or TECO common stock. Earnings will
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be credited to accounts under the plan either at a rate of interest or at a rate of return based on the return on shares of common stock of TECO Energy ("common stock"). For each account the Benefits Committee (the "committee") will establish and maintain a subaccount for amounts earning interest (the "cash account") and a subaccount for amounts allocated to hypothetical shares of common stock, which will be denominated on a share basis (the "stock account"), as appropriate.

     2. Cash Account only for Contributions and Earnings with respect to Years
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before January 1, 2002. All contributions with respect to years before January
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1, 2002, and all earnings on those contributions, will be credited to the cash account and will be credited with earnings of the cash account.

     3. Choice of Cash Account or Stock Account for Contributions and Earnings
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with respect to Years after December 31, 2001. Contributions with respect to
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years after December 31, 2001, will be credited to the cash account and/or the stock account, as chosen by the member in his deferral agreement, and will be credited with earnings of that same account. The member's choice of accounts is irrevocable as to the deferred compensation to which it relates. If the member fails to choose between the cash account and the stock account, the contributions will be credited to the cash account.

     4. Crediting initial amounts to accounts.
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               (a) Cash Account. The amount initially credited to a cash account
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        will equal the dollar amount of the compensation that would have been paid or vested but for the deferral. This amount will be expressed in dollars.

               (b) Stock Account. The amount initially credited to a stock
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        account will equal the dollar amount of the compensation that would have been paid or vested but for the deferral. This will be expressed as a number of hypothetical shares equal to the dollar amount deferred divided by the mean of the high and low trading prices per share of common stock on the New York Stock Exchange as of the date of crediting to the account.

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     5.   Crediting earnings to accounts.
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               (a) Cash Account. As of each date on which the employer pays its
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          payroll, the committee will credit interest on the balance in the cash account on the immediately preceding payroll date (or, in the case of vesting, the immediately preceding vesting date if that is later than the immediately preceding payroll date but is earlier than the current payroll date) from the date of that previous payroll (or vesting) date through the current payroll date, at the prime lending rate in effect on the first business day of the month in which the current payroll is paid (as reported in The Wall Street Journal) plus one percent, except that for periods before January 1, 2002, interest will be credited on a monthly basis, and for periods before January 1, 1994, interest will be credited at the rate in effect under the plan from time to time.

               (b) Stock Account. As of the date of payment of any cash dividend
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          on common stock, the committee will credit to the stock account a number of shares equal to the cash dividend per share times the number of shares credited to the stock account as of the dividend record date divided by the mean of the high and low trading prices per share of common stock on the New York Stock Exchange as of the trading day immediately preceding the date of the transaction. As of the date of payment of any stock dividend on common stock, the committee will credit to the stock account a number of shares equal to the stock dividend declared times the number of shares credited to the stock account as of the dividend record date. In the event of any stock split, recapitalization, reorganization, merger, consolidation, split-up, spin-off, exchange of shares or similar change affecting the common stock, appropriate adjustment will be made in the number of shares credited to the stock account. Shares will include fractional shares computed to three decimal places. For each hypothetical share (and fractional share) credited to the stock account as of the last day of each month, the earnings credited to the stock account will include any increase or decrease in per share value of common stock valued at the mean of the high and low trading prices per share of common stock on the New York Stock Exchange as of the last day of that month. The stock account is maintained for bookkeeping purposes only. Shares credited to the stock account are not considered actual shares of common stock of TECO Energy for any purpose and a member will have no rights as a stockholder with respect to such shares.

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